EXHIBIT 3.4

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                         ELINE ENTERTAINMENT GROUP, INC.

         Pursuant to Section 78.390 of the Nevada Revised Statutes of the State of Nevada, the undersigned, being the President of ELINE ENTERTAINMENT GROUP, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), bearing file number C-12526-1997, does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of Directors and the holder of a majority of the Corporation's issued and outstanding voting securities as required by Section 78.390 of the Nevada Revised Statutes:

         RESOLVED, that the Board of Directors and the holder of a majority of the Corporation's issued and outstanding voting securities, in accordance with applicable Nevada law, hereby increases the number of the Corporation's authorized shares of Common Stock, par value $.001 per share, from 20,000,000 shares to 5,000,000,000 shares; and be it

         FURTHER RESOLVED, that the Corporation shall file Articles of Amendment to its Articles of Incorporation reflecting such increase and directs that
Section 1 (a) of Article VI - Capital Stock - of the Articles of Incorporation of the Corporation be deleted in its entirety and substituted with the following:

ARTICLE VI - CAPITAL STOCK:

         Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is 5,005,000,000 shares of Capital Stock at $.001 par value per share as set forth in subsection (a) and
         (b) of this Section I of Article IV.

         (a) The total number or shares of Common Stock which this Corporation is authorized to issue is 5,000,000,000 shares at $.001 par value per share.

         Unless specifically amended hereby, all other provisions Article IV of the Corporation's Articles of Incorporation, as amended through the date hereof, remain unchanged and in full force and effect.

         The foregoing resolutions and Articles of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the sole director of the

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Corporation dated October 21, 2002 in accordance with Section 78.315 of the
Nevada Revised Statutes, and by the holder of such number of shares of the Corporation's voting securities in excess of number necessary for adoption of this action pursuant to a written consent dated October 21, 2002 in accordance with Section 78.320 of the Nevada Revised Statutes.

           IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of November 12, 2002.

                                        ELINE ENTERTAINMENT GROUP, INC.

                                        By: /s/ Barry A. Rothman
                                            ---------------------------
                                            Barry A. Rothman, President

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